PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED FEBRUARY 9, 2000)

                              COMMSCOPE, INC.

       $172,500,000 of 4% Convertible Subordinated Notes due 2006 and 3,579,581 Shares of Common Stock Issuable upon Conversion of the Notes

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          This prospectus supplement no. 7 supplements and amends the prospectus dated February 9, 2000, as amended by prospectus supplement no. 1 dated February 22, 2000, prospectus supplement no. 2 dated March 1, 2000, prospectus supplement No. 3 dated March 13, 2000, prospectus supplement no. 4 dated April 3, 2000, prospectus supplement no. 5 dated April 14, 2000 and prospectus supplement no. 6 dated April 28, 2000 relating to the 4% Convertible Subordinated Notes due December 15, 2006 of CommScope, Inc., a Delaware corporation, held by certain securityholders who may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

                     ADDITIONAL SELLING SECURITYHOLDERS

          The following represents an addendum to the table of selling securityholders appearing on pages 52-58 of the prospectus, as supplemented and amended:


                                                         COMMON
                                                         STOCK          COMMON
                                      PRINCIPAL         ISSUABLE        STOCK
                                      AMOUNT OF           UPON          OWNED
                                        NOTES          CONVERSION       AFTER
                                     BENEFICIALLY        OF THE       COMPLETION
                                      OWNED AND         NOTES AND       OF THE
        NAME                        OFFERED HEREBY   OFFERED HEREBY    OFFERING
        ----                        --------------   --------------   ----------
Independence Blue Cross               $200,000           4,150            -
Local Initiatives Union                 71,000           1,473            -

In addition, the prospectus, as supplemented and amended, is hereby further amended as follows:

The deletion of:


                                                         COMMON
                                                         STOCK          COMMON
                                      PRINCIPAL         ISSUABLE        STOCK
                                      AMOUNT OF           UPON          OWNED
                                        NOTES          CONVERSION       AFTER
                                     BENEFICIALLY        OF THE       COMPLETION
                                      OWNED AND         NOTES AND       OF THE
        NAME                        OFFERED HEREBY   OFFERED HEREBY    OFFERING
        ----                        --------------   --------------   ----------
1976 Distribution Trust FBO:
     Jane Lauder                       $17,000             352             -
1976 Distribution Trust FBO:            17,000             352             -
BVI SS Board                           33,000              684             -
City University of New York             85,000           1,763             -
Grable Foundation                     $121,000           2,510             -
Grady Hospital                         132,000           2,739             -
Maryland State Retirement System     1,830,000          37,974             -
Merrill Lynch Insurance Group          298,000           6,183             -
New Orleans Firefighters               134,000           2,780             -
Occidental Petroleum                   227,000           4,710             -
Ohio BWC                               159,000           3,299             -
Shell Pension Trust                    179,000           3,714             -

and substitution therefor of:


                                                         COMMON
                                                         STOCK          COMMON
                                      PRINCIPAL         ISSUABLE        STOCK
                                      AMOUNT OF           UPON          OWNED
                                        NOTES          CONVERSION       AFTER
                                     BENEFICIALLY        OF THE       COMPLETION
                                      OWNED AND         NOTES AND       OF THE
        NAME                        OFFERED HEREBY   OFFERED HEREBY    OFFERING
        ----                        --------------   --------------   ----------


1976 Distribution
   Trust FBO:  Jane Lauder              $23,000             477            -
1976 Distribution Trust FBO:             23,000             477            -
   Aerin Lauder/Zinterhofer
British VI SS Board                      45,000             933            -
City University of New York             116,000           2,407            -
Grable Foundation                       166,000           3,444            -
Grady Hospital                          173,000           3,589            -
Maryland State Retirement System      2,471,000          51,276            -
Merrill Lynch
   Insurance Group                      400,000           8,300            -
New Orleans Firefighters                180,000           3,735            -
Occidental Petroleum                    306,000           6,349            -
Ohio BWC                                187,000           3,880            -
Shell Pension Trust                     242,000           5,021            -


          The prospectus, together with prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5 prospectus supplement no. 6 and this prospectus supplement no. 7, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)".

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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 21, 2000